Exhibit 99.1

Enservco Corporation Reports 2023 Fourth Quarter and Full Year Financial Results

Fourth Quarter 2023 Highlights

●	Revenue flat overall with a completions services revenue increase offset by an expected production services revenue decrease from Q4 of 2022
●	Gross profit improves 14%
●	General and administrative expenses down 2%
●	Net loss increased to $1.9 million from $1.7 million, with the increase related to $0.5 million write down of goodwill in Q4 2023
●	Positive Adjusted EBITDA versus an Adjusted EBITDA loss in Q4 of 2022

Full Year 2023 Highlights

●	Revenue up 2% compared to 2022
●	Gross profit improves 61%
●	General and administrative expenses down 9%
●	Net loss increased to $8.5 million from $5.6 million, due primarily to the write down of goodwill and the 2022 net loss including a $4.3 million non-cash gain on debt extinguishment
●	Adjusted EBITDA loss improves 46%

LONGMONT, Colo., April 1, 2024 (GLOBE NEWSWIRE) – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced its 2023 Fourth Quarter and full year financial results.

Rich Murphy, the Company’s CEO and Chairman stated “We continued to make improvements highlighted by another improved quarter for our Company, despite unseasonably warmer weather over much of the United States. The fourth quarter heating season had 13% fewer cold days, according to the U.S. Gas Association, yet our completion services revenue increased by double digits for both the quarter-over-quarter and year-over-year results. Year-over-year increases to our completions revenues were largely offset by decreases in our production services revenues, related in part to the closure of our historically unprofitable North Dakota operations. Annual revenues and demand for our production services in our other service areas continued to be strong in 2023.”

Murphy continued “Our gross profit margins continue to improve, and our general and administrative expenses continue to decrease on a comparative basis. Our EBITDA loss continues to decrease as we execute on our long-stated goals of building a more sustainable and profitable business model, with reduced debt. Our total debt decreased to $8.7 million at year end 2023 from $12.0 million at the end of 2022 – a 28% decrease. We also recently announced entering into an agreement for an acquisition with Buckshot Trucking that we believe, if closed, would be transformative to the Company by adding scale, improving margins, and reducing seasonality. As previously released, 2024 started off with significant improvements in our seasonal revenues. We look forward to sharing more information on the transaction and quarter one results in a few weeks.”

2023 Fourth Quarter Results

Total revenue in the fourth quarter came in at $6.5 million versus $6.5 million in the same quarter last year.

Production services revenue, which includes hot oiling and acidizing services, decreased 16% to $2.2 million from $2.6 million in the same quarter last year, due in part to the aforementioned closure of our North Dakota operations. Production services generated a segment profit of $1.0 million compared to a segment profit of $0.3 million in the fourth quarter of 2022. Completion services revenue, which is primarily frac water heating services, increased 10% in the fourth quarter to $4.3 million from $3.9 million in the prior year quarter. Completion services generated a segment profit of $0.1 million compared to a profit of $0.7 million in the same quarter last year.

Operating profit improved by 14% or $133,000 versus the same period last year.

The Company’s net loss increased by $0.2 million to $1.9 million from $1.7 million in the prior year. The Company wrote off goodwill recorded several years ago associated with prior business acquisitions in Q4 of 2023, amounting to $0.5 million, which negatively impacted the quarter.

Adjusted EBITDA was positive $62,000 for the fourth quarter of 2024, versus negative $77,000 in the same quarter of the prior year.

Full Year Results

Full year revenue came in at $22.1 million for 2023, versus $21.6 million in full year 2022, an increase of 2%.

Production services revenue decreased 6% to $10.5 million in 2023 from $11.2 million in 2022, due in part to the aforementioned closure of our North Dakota operations. Production services generated a segment profit of $1.3 million in 2023 compared to a segment profit of $0.7 million in 2022. Completion services revenue increased 11% in 2023 to $11.5 million from $10.4 million in the prior year. The increase was primarily the result of increased volume due to favorable weather conditions in the first quarter of 2023, coupled with the implementation of price increases in the fourth quarter of 2023, most notably in our Colorado region. Completion services generated a 2023 segment profit of $1.0 million compared to a profit of $0.7 million last year.

Gross profit improved by $0.9 million to $2.3 million in 2023 from $1.4 million for the full year of 2022, an increase of 61%.

General and administrative costs decreased by $0.4 million to $4.5 million in 2023 versus $4.9 million for the full year of 2022.

Net loss increased to $8.5 million in 2023, compared to $5.6 million in 2022. This includes a $4.3 million non-cash gain on debt extinguishment recorded in 2022. Without this non-cash charge, the net loss decreased by $1.4 million in 2023 compared to 2022.

Adjusted EBITDA came in at a loss of $1.5 million for the full year of 2023, compared to adjusted EBITDA loss of $2.7 million in 2022, a year-over-year improvement of $1.2 million or 46%.

To view financial statements on form 10-K as filed with the SEC, click the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0000319458/000143774924009956/ensv20231231c_10k.htm

Conference Call Information

The Company has scheduled a conference call on April 1, 2024 at 10:00 a.m. ET to discuss its fourth quarter and full year 2023 operational and financial results. To participate, interested parties should dial 877-270-2148 at least five minutes before the call is to begin. Please reference the “Enservco Fourth Quarter and Full Year 2023 Earnings Conference Call”. International callers may participate by dialing 412-902-6510. The call will also be webcast and available on Enservco’s website at www.enservco.com under “Investors” on the “Events” page. Like callers, interested parties should access the website at least five minutes prior. An audio replay will also be available on the Company’s website following the call. A link to the webcast can also be found here:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=Q0V8M4bc

ABOUT ENSERVCO

Enservco provides a range of oilfield services through its various operating subsidiaries, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering major domestic oil and gas basins across the United States. Additional information is available at www.enservco.com. On March 20, 2024, the Company announced an agreement to purchase Buckshot Trucking LLC, an energy logistics provider in multiple key oil and gas basins (the “Buckshot Acquisition”). The Buckshot Acquisition is scheduled to close in the second quarter of 2024. When closed, the Buckshot Acquisition would provide Enservco with a growing business that is not weather dependent, allow the Company to enter steady year-round logistics, provide an expanded operating footprint, and improve cash flow visibility.

*Note on Non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net loss in the table below. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Reconciliation from Net Loss to Adjusted EBITDA
Net loss	$(1,943)	$(1,704)	$(8,517)	$(5,575)
Add back (deduct):
Interest expense	537	330	2,121	1,383
Deferred income tax benefit	(35)	-	(51)	-
Depreciation and amortization	833	1,030	3,654	4,347
EBITDA (non-GAAP)	(608)	(344)	(2,793)	155
Add back (deduct):
Stock-based compensation	126	156	377	811
Severance and transition costs	-	2	1	303
Non-recurring legal expense	(2)	-	362	23
One-time software implementation cost	(28)	-	-	-
Bad debt recovery	(50)	(94)	(50)	(94)
Impairment losses	546	-	796	-
Loss (gain) on disposal of property and equipment	93	42	(16)	300
Gain on debt extinguishment	-	-	-	(4,277)
Other (income) expense	(15)	161	(157)	59
Adjusted EBITDA	$62	$(77)	$(1,480)	$(2,720)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2023, and subsequently filed documents with the Securities and Exchange Commission (“SEC”). Forward looking statements in this news release that are subject to risks related to, among other things, closing of the Buckshot Acquisition on anticipated terms and timing, and the ability of Enservco to successfully integrate Buckshot’s market opportunities, personnel and operations and to achieve expected benefits. Enservco disclaims any obligation to update any forward-looking statement made herein.

CONTACT

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

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